Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2020 EARNINGS

▪	Pretax income of $5.9 million
▪	Net income of $3.8 million, or $0.16 per diluted share
▪	New contract purchases of $174 million

LAS VEGAS, NV, October 19, 2020 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $3.8 million, or $0.16 per diluted share, for its third quarter ended September 30, 2020. This compares to net income of $1.8 million, or $0.08 per diluted share, in the third quarter of 2019.

Revenues for the third quarter of 2020 were $70.7 million, a decrease of $14.9 million, or 17.4%, compared to $85.5 million for the third quarter of 2019. Total operating expenses for the third quarter of 2020 were $64.8 million compared to $82.7 million for the 2019 period for a decrease of $17.9 million, or 21.7%. Pretax income for the third quarter of 2020 was $5.9 million compared to pretax income of $2.8 million in the third quarter of 2019, an increase of 108.2%.

For the nine months ended September 30, 2020 total revenues were $208.7 million compared to $260.1 million for the nine months ended September 30, 2019, a decrease of approximately $51.3 million, or 19.7%. Total expenses for the nine months ended September 30, 2020 were $195.1 million, a decrease of $56.7 million, or 22.5%, compared to $251.8 million for the nine months ended September 30, 2019. Pretax income for the nine months ended September 30, 2020 was $13.6 million, compared to $8.3 million for the nine months ended September 30, 2019. Net income for the nine months ended September 30, 2020 was $17.5 million compared to $5.4 million for the nine months ended September 30, 2019. Results for the nine months ended September 30, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the nine months ended September 30, 2020 would have been $8.7 million and $0.37 per share, respectively.

During the third quarter of 2020, CPS purchased $174.0 million of new contracts compared to $135.9 million during the second quarter of 2020 and $262.1 million during the third quarter of 2019. The Company's receivables totaled $2.250 billion as of September 30, 2020, a decrease from $2.326 billion as of June 30, 2020 and $2.413 billion as of September 30, 2019.

Annualized net charge-offs for the third quarter of 2020 were 6.39% of the average portfolio as compared to 8.07% for the third quarter of 2019. Delinquencies greater than 30 days (including repossession inventory) were 10.29% of the total portfolio as of September 30, 2020, as compared to 15.74% as of September 30, 2019.

Conference Call

CPS announced that it will hold a conference call on Tuesday, October 20, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 2265436.

A replay of the conference call will be available between October 20 and October 27, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 2265436. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVD-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Interest income	$72,582	$83,528	$227,271	$253,822
Mark to finance receivables measured at fair value	(3,152)	–	(23,051)	–
Other income	1,239	1,994	4,508	6,255
	70,669	85,522	208,728	260,077
Expenses:
Employee costs	19,155	20,251	60,826	59,030
General and administrative	7,846	8,185	24,352	25,109
Interest	24,901	27,940	78,377	82,933
Provision for credit losses	7,400	19,874	14,113	64,319
Other expenses	5,478	6,443	17,416	20,411
	64,780	82,693	195,084	251,802
Income before income taxes	5,889	2,829	13,644	8,275
Income tax expense	2,121	991	(3,888)	2,898
Net income	$3,768	$1,838	$17,532	$5,377

Earnings per share:
Basic	$0.17	$0.08	$0.77	$0.24
Diluted	$0.16	$0.08	$0.74	$0.22

Number of shares used in computing earnings per share:
Basic	22,666	22,526	22,630	22,378
Diluted	23,908	24,066	23,825	24,102

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$11,253	$5,295
Restricted cash and equivalents	200,912	135,537
Finance receivables measured at fair value	1,540,955	1,444,038

Finance receivables	577,281	897,530
Allowance for finance credit losses	(94,218)	(11,640)
Finance receivables, net	483,063	885,890

Deferred tax assets, net	31,026	15,480
Other assets	42,023	53,009
	$2,309,232	$2,539,249

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$49,056	$47,077
Warehouse lines of credit	31,201	134,791
Residual interest financing	32,000	39,478
Securitization trust debt	2,048,089	2,097,728
Subordinated renewable notes	20,242	17,534
	2,180,588	2,336,608

Shareholders' equity	128,644	202,641
	$2,309,232	$2,539,249

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Contracts purchased	$174.02	$262.11	$575.88	$755.29
Contracts securitized	260.00	244.12	741.87	739.12

Total portfolio balance	$2,250.39	$2,412.64	$2,250.39	$2,412.64
Average portfolio balance	2,270.55	2,409.10	2,353.59	2,400.08

Allowance for finance credit losses as % of fin. receivables	16.32%	1.25%

Aggregate allowance as % of fin. receivables (1)	18.02%	3.83%

Delinquencies
31+ Days	8.85%	13.64%
Repossession Inventory	1.44%	2.10%
Total Delinquencies and Repo. Inventory	10.29%	15.74%

Annualized net charge-offs as % of average portfolio
Legacy portfolio	14.09%	12.97%	12.20%	12.19%
Fair value portfolio	3.46%	3.93%	4.54%	3.21%
Total portfolio	6.39%	8.07%	6.93%	7.96%

Recovery rates (2)	45.1%	34.4%	37.8%	34.0%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2020		2019		2020		2019
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$72.58	12.8%	$83.53	13.9%	$227.27	12.9%	$253.82	14.1%
Mark to finance receivables measured at fair value	(3.15)	-0.6%	–	0.0%	(23.05)	-1.3%	–	0.0%
Servicing fees and other income	1.24	0.2%	1.99	0.3%	4.51	0.3%	6.26	0.3%
Interest expense	(24.90)	-4.4%	(27.94)	-4.6%	(78.38)	-4.4%	(82.93)	-4.6%
Net interest margin	45.77	8.1%	57.58	9.6%	130.35	7.4%	177.14	9.8%
Provision for credit losses	(7.40)	-1.3%	(19.87)	-3.3%	(14.11)	-0.8%	(64.32)	-3.6%
Risk adjusted margin	38.37	6.8%	37.71	6.3%	116.24	6.6%	112.83	6.3%
Core operating expenses	(32.48)	-5.7%	(34.88)	-5.8%	(102.59)	-5.8%	(104.55)	-5.8%
Pre-tax income	$5.89	1.0%	$2.83	0.5%	$13.64	0.8%	$8.28	0.5%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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